Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIVE BELOW, INC.

A Business-Stock Domestic Corporation

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. § 1911 et. seq. (relating to amendment of articles of incorporation), the corporation hereby desires to amend and restate its Articles of Incorporation in their entirety as follows:

FIRST: The name of the corporation is: Five Below, Inc. (the “Corporation”).

SECOND: The location and address of the Corporation’s registered office in this Commonwealth of Pennsylvania and the county of venue is: 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania, 19103, Philadelphia County.

THIRD: The purpose of the Corporation is to have unlimited power to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. §§ 1101 et. seq.) (the “Business Corporation Law”).

FOURTH: The term for which the Corporation is to exist is perpetual.

FIFTH: The corporation was incorporated under the provisions of the Business Corporation Law on January 30, 2002 under the name Cheap Holdings, Inc.

SIXTH:

A. Authorized Shares

The total number of shares of capital stock which the Corporation has authority to issue is 125,000,000 shares, consisting of:

1. 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2. 120,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

B. Preferred Stock

The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock, in one or more series, by the filing of one or more certificates pursuant to the applicable law of the Commonwealth of Pennsylvania (each, a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

1. the designation of the series, which may be by distinguishing number, letter or title;

2. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3. whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

4. the dates at which dividends, if any, shall be payable;

5. the redemption rights and price or prices, if any, for shares of the series;

6. the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

7. the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8. whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

9. restrictions on the issuance of shares of the same series or of any other class or series; and

10. the voting rights, full or limited, if any, of the holders of shares of the series.

Except as may be provided in these Amended and Restated Articles of Incorporation (the “Restated Articles”) or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote.

C. Common Stock

1. Dividends. Except as otherwise provided by the Business Corporation Law or these Restated Articles, and subject to the powers, rights, privileges, preferences and priorities of holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, the holders of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolutions (voluntary or involuntary) or otherwise, at such times and in such amounts as the Board in its sole discretion may determine.

2. Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

3. Preemptive Rights. No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

4. Voting Rights. Except as otherwise provided by the Business Corporation Law or these Restated Articles and subject to the rights of holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation.

5. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

D. Uncertificated Shares.

Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

EIGHTH: The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

NINTH: If the Corporation solicits proxies generally with respect to a meeting of shareholders, the Corporation need not give notices of the meeting, or any material that accompanies the notice, to any shareholder to whom the Corporation is not required to send a proxy statement pursuant to the rules of the Securities and Exchange Commission.

TENTH: The Corporation expressly elects not to be governed by Section 2538 (Adoption of Transactions with Interested Shareholders) and the provisions contained in Subchapters E (Control Transactions), G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders for Employees Terminated Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions – Labor Contracts) of Chapter 25 of the Business Corporation Law.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, or any amendment hereof, in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania, and all rights conferred upon shareholders herein are granted subject to this reservation.

TWELFTH: Board of Directors.

A. Subject to the rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in any Preferred Stock Designation, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board, but shall not be less than three or greater than fourteen. A director need not be a shareholder.

B. The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible, until the 2025 annual meeting of the shareholders of the Corporation, at which time the directors will no longer be divided into classes. Members of each class shall hold office until their successors are duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. Directors with terms expiring at the 2023 annual meeting of the shareholders of the Corporation shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the 2023 annual meeting of the shareholders of the Corporation; directors with terms expiring at the 2024 annual meeting of the shareholders of the Corporation shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the 2024 annual meeting of the shareholders of the Corporation; directors elected at the 2022 annual meeting of the shareholders of the Corporation shall serve out their three-year terms, and they and any successors shall stand for re-election to a one-year term at the 2025 annual meeting of the shareholders of the Corporation. At each annual meeting of the shareholders of the Corporation, commencing with 2023 annual meeting of the shareholders of the Corporation, the successors of the directors whose term expires at that meeting shall be elected by the shareholders in the manner set forth in the Bylaws of the Corporation, to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

C. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as provided herein or in any Preferred Stock Designation, and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders unless there are no directors remaining on the Board. Any director so chosen (a “Vacancy Director”), if chosen to fill a vacancy, shall be a director of the same class as the director whose vacancy he or she fills, to the extent such class exists. Such Vacancy Director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, subject to his earlier death, resignation, disqualification or removal. The shareholders shall thereupon elect a director to fill the vacancy having been temporarily filled by the Vacancy Director, which individual may include the incumbent Vacancy Director. The director so elected shall be a director of the same class as the Vacancy Director, to the extent such class exists, and shall serve until the annual meeting of shareholders at which the term of office of such class expires, to the extent such class exists, else until the next annual meeting of shareholders, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, resignation, disqualification or removal.

D. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, any director may be removed from office at any time in either of the following manners:

1. prior to the full declassification of the Board of Directors as of the 2025 annual meeting of the shareholders of the Corporation, for cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class;

2. upon the full declassification of the Board of Directors as of the 2025 annual meeting of the shareholders of the Corporation, with or without cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Voting Stock, voting together as a single class; and

3. the Board may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year, or if, within one hundred twenty days after notice of election, the director does not accept such office either in writing or by attending a meeting of the Board.

THIRTEENTH: Notwithstanding any other provisions of these Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or these Restated Articles, the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock shall be required to alter, amend or adopt any provision inconsistent with or repeal Articles EIGHTH, TENTH and TWELFTH hereof and Sections 2.2, 2.3, 2.16, 3.2, 3.3, 3.5, 3.6 and 3.7 of the

Bylaws of the Corporation, unless such alteration, amendment, adoption or repeal shall be approved by the Board, in which case, approval by the shareholders will only require a majority of the then outstanding shares of the Corporation entitled to vote on such alteration, amendment, adoption or repeal. Notwithstanding anything contained in these Restated Articles to the contrary, the affirmative vote of at least eighty percent (80%) of the Voting Stock shall be required to alter, amend or adopt any provision inconsistent with or repeal this this Article THIRTEENTH.

Amendment and Restatement approved by Board of Directors: March 10, 2015 Amendment and Restatement approved by Shareholders: June 18, 2015

Amendment and Restatement approved by Board of Directors: April 23, 2022 Amendment and Restatement approved by Shareholders: June 14, 2022